Exhibit 99.1

News Release

Contact:	David Amy, EVP & Chief Financial Officer
Lucy Rutishauser, VP — Corporate Finance & Treasurer
(410) 568-1592

SINCLAIR COMPLETES DEBT OFFERING; ANNOUNCES REDEMPTION OF 9% NOTES DUE 2007

BALTIMORE — (November 8, 2002) - Sinclair Broadcast Group, Inc. (Nasdaq: SBGI) announced today that it completed its private placement of $125 million aggregate principal amount of Senior Subordinated Notes, which was an add-on issuance under the indenture relating to Sinclair’s 8% Senior Subordinated Notes due 2012.  The $125 million Notes were issued at a price of $100.50 plus accrued interest from September 15, 2002 to November 7, 2002, yielding a rate of 7.907%.

Sinclair also announced that it has notified the Trustee on its existing 9% Senior Subordinated Notes due 2007 that on December 9, 2002 (the “Redemption Date”) it will redeem, in full, the $200 million aggregate principal amount of the Notes plus the associated call premium and accrued interest thereon.  The redemption of the 2007 Notes and payment of accrued interest will be funded from the net proceeds of the 2012 Notes add-on issuance and from available working capital (which will include a draw on Sinclair’s bank credit facility).

The Notes offered by Sinclair have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities or blue sky laws and may not be offered or sold in the United States or in any state thereof absent registration or an applicable exemption from the registration requirements of such laws.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy the proposed Notes.

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